Exhibit 10.19
DATED 17 MAY 2005
(1) BANK MACHINE LIMITED
(2) RON DELNEVO
AMENDED AND RESTATED SERVICE AGREEMENT

CONTENTS
Clause

1.	Definitions and Interpretation	3
2.	Appointment and Term	6
3.	Duties	6
4.	Conflicts of Interest and Dealings in Securities	7
5.	Salary and Bonus	8
6.	Car Allowance	9
7.	Pension and other Benefits	9
8.	Holidays	10
9.	Incapacity	11
10.	Expenses	12
11.	Termination	12
12.	Confidentiality	15
13.	Protection of Business Interests	15
14.	Intellectual Property Rights	15
15.	Disciplinary and Grievance Procedure	16
16.	Working Time	17
17.	Employee Information	17
18.	Notices	18
19.	Deductions	18
20.	Disclosures in the Public Interest	18
21.	General	18
Schedule

1.	Power of Attorney	20
2.	Protection of Business Interests	22

THIS AGREEMENT is made on 17 May 2005
BETWEEN:
(1)	BANK MACHINE LIMITED (registered number 4594964) whose registered office is at Unit 1, The Beacons, Beaconsfield Road, Hatfield, Hertfordshire AL10 8RS (the Company); and

(2)	RON DELNEVO of 119 Pollards Hill South, London SW16 4LS (the Executive).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words and expressions shall have the following meanings:

Act	the Employment Rights Act 1996.

Affiliate	means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Articles of Association	the Articles of Association of the Company from time to time.

Board	the board of directors of the Company from time to time.

Cause	for the purposes of Exhibit B Section 8 of the Investors Agreement, “Cause” shall mean any event set out in Clause 11.3 of this Agreement.

Effective Date	17 May 2005.

Group Company	(a)	any undertaking which from time to time is:

		(i)	a subsidiary of the Company;

		(ii)	a parent undertaking of the Company (for the avoidance of doubt, such parent undertaking to include Cardtronics, Inc. until the date it ceases to be a parent undertaking of the Company); or

		(iii)	a subsidiary of any such parent undertaking (for the avoidance of doubt, such subsidiary to include subsidiaries and Affiliates of Cardtronics, Inc. until the date Cardtronics, Inc. ceases to be a parent undertaking of the Company); or

	(b)	any other undertaking:

		(i)	in which any of the above from time to time holds directly or indirectly; or

		(ii)	which from time to time holds in any of the above directly or indirectly,

50% or more of the issued share capital or voting rights.

in this Agreement, the words subsidiary and parent undertaking shall have the meanings attributed to them by the Companies Act 1985.

Investors Agreement	the First Amended and Restated Investors Agreement of 10 February 2005 made between Cardtronics, Inc. and the Securityholders (as defined therein) as adhered to by the Executive on or around the date of this Agreement.

Person	means an individual, corporation, limited liability company, partnership, association, trust or other entity or organisation, including a government or political subdivision or an agency thereof.

Share Sale and Purchase Agreement	the agreement of even date to this Agreement made between the Sellers and Cardtronics Limited.

Term	the period of the Executive’s employment hereunder.

Termination Date	(other than for the purposes of Schedule 2 to this Agreement) the date on which the employment of the Executive under this Agreement shall terminate for whatever reason.

Totally Disabled	shall for the purposes of the Non-Statutory Option Agreement of even date to this Agreement made between Cardtronics, Inc. and the Executive, mean failure by the Executive, by reason of illness, incapacity or other disability, to perform his duties or fulfil his obligations under this Agreement in the view of the Company and as certified in writing by a competent medical practitioner chosen by the Company for a cumulative total of 180 days in any 12-month period.
and derivative expressions shall be construed accordingly.

1.2	Words and phrases which are not defined in this Agreement but which are defined in the Act, the Companies Act 1985 or the Insolvency Act 1986 shall be construed as having those meanings.

1.3	References to any statute, statutory instrument or any statutory provision shall be construed as references to the statute, statutory instrument or statutory provision as in force at the date of this Agreement and as subsequently re-enacted, consolidated or amended and shall include references to any statute, statutory instrument or any statutory provision of which it is a re-enactment, consolidation or amendment.

1.4	Unless the context otherwise requires, references in this Agreement to the masculine gender shall, where appropriate, be deemed to include the feminine and vice versa.

1.5	The Schedules to this Agreement are an integral part of this Agreement and references to this Agreement shall include reference thereto.

1.6	The headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement.

2.	APPOINTMENT AND TERM

2.1	The Company shall employ the Executive and the Executive shall serve the Company as Managing Director on the terms set out in this Agreement.

2.2	The Executive’s employment under this Agreement commenced on the Effective Date and shall terminate automatically on the fourth anniversary of the date of this Agreement unless terminated earlier in accordance with this Agreement.

2.3	Notwithstanding the provisions of Clause 2.2, either party may terminate the Executive’s employment by giving 12 months’ notice to the other, to expire at any time. The Executive’s employment shall in any event terminate (without any compensation due and/or payable) on the date on which the Executive reaches the age of 65.

2.4	For the purposes of the Act the Executive’s previous employment with Euronet Services (UK) Limited and with Bank Machine (Holdings) Limited counts as part of the Executive’s continuous employment with the Company and the Executive’s continuous employment accordingly began on 9 November 1999.

2.5	The Executive represents to the Company that he is entitled to enter into this Agreement and to implement and carry out its terms and that by so doing he shall not be in breach of any obligation (contractual or otherwise) to any third party which would entitle that third party to damages or any other remedy at law.

3.	DUTIES

3.1	The Executive shall perform the duties and exercise the powers which from time to time may be assigned to him or vested in him by the Board and shall devote the whole of his time, ability and attention to his duties under this Agreement during normal office hours and at such other times as may be reasonably required for the proper performance of his duties and he shall use his best endeavours to promote the interests of the Company and any Group Company and shall not knowingly do or willingly permit to be done anything to the prejudice, loss or injury of the Company or any Group Company and shall carry out such duties in a competent manner. The Executive shall not be entitled to any additional remuneration for work performed outside normal office hours.

3.2	The Company shall be entitled at any time:
3.2.1	subject to the Executive’s prior written consent to appoint a further executive, director or employee having responsibilities similar to the Executive to act jointly with the Executive and in that event the Executive shall perform his duties and exercise his powers in a manner which shall be consistent with such appointment; and
3.2.2	to require the Executive to perform services (which are consistent with his current role) without any entitlement to additional remuneration arising not only for the Company but also for any Group Company including, if so required, acting as a director of any Group Company.
3.3	The Executive shall at all times keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and any Group Company and provide such explanations of his conduct as the Board may reasonably require.

3.4	Notwithstanding the provisions of Clause 3.1, the Company may, at any time following the giving of notice by either party to terminate this Agreement and for such period as it may specify not exceeding the length of notice given, cease to provide work for the Executive, in which event during such period the other provisions of this Agreement, including those relating to the Executive’s remuneration, and the provisions of Clause 4.1 shall continue to have full force and effect, but the Executive shall not be entitled to access to any premises of the Company or any Group Company, or to contact any Relevant Customers, Prospective Customers or Relevant Suppliers of the Company or any Group Company without the Company’s written consent. During such period, the Board shall be entitled at any time to appoint a further executive, director or employee having responsibilities similar to the Executive to perform the Executive’s duties.

3.5	Subject always to Clause 4, during the Term the Executive shall not without the prior written consent of the Board engage in any activities, public office or other occupation outside his employment which may detract from the proper and timely performance of his duties under this Agreement.

3.6	The Executive’s principal place of work shall be at Unit 1, The Beacons, Beaconsfield Road, Hatfield, Hertfordshire AL10 8RS or such other location in the United Kingdom as may be required by the Company from time to time (whether on a permanent or temporary basis) and he shall undertake any travel (within the United Kingdom or abroad) as may be necessary for the proper performance of his duties. Travelling and other expenses shall be reimbursed in accordance with Clause 10.

4.	CONFLICTS OF INTEREST AND DEALINGS IN SECURITIES

4.1	During the Term, the Executive shall not whether alone or jointly with or on behalf of any other person, firm or company and whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise (except as a representative or nominee of the Company or any

Group Company or otherwise with the prior consent in writing of the Board) be engaged, concerned or interested in any other business or undertaking which:
4.1.1	is wholly or partly in competition with any business carried on by the Company or any Group Company, or

4.1.2	as regards any goods or services is a supplier to or customer of the Company or any Group Company, provided that the Executive may hold (directly or through nominees) by way of bona fide personal investment
(a)	any units of any authorised unit trust and up to 1% of the issued shares, debentures or other securities of any class of any company whose shares are listed on a recognised investment exchange within the meaning of section 285 of the Financial Services and Markets Act 2000 or dealt in the Alternative Investment Market or any such other exchange as may be specified by the Board from time to time; and

(b)	any shares in Euronet Worldwide Inc. acquired as a result of the exercise of any option granted to the Executive pursuant to the Euronet Long Term Incentive Plan adopted by Euronet Worldwide Inc. on 17 December 1996.
4.2	The Executive acknowledges that he shall not enter into any transaction which contravenes the insider dealing provisions contained in Part V of the Criminal Justice Act 1993.

4.3	The Executive shall at all times comply with any share dealing rules adopted from time to time by the Company for directors of the Company and any Group Company and/or their employees.

5.	SALARY AND BONUS

5.1	The Executive shall receive a fixed annual salary of £135,000 which shall accrue from day to day and be payable by equal monthly instalments in arrears on or before the last day of each calendar month or such salary as may be agreed and confirmed to the Executive in writing by the Company in its sole discretion from time to time. The Executive shall be eligible to be considered for a discretionary increase of up to 5% in fixed annual salary provided that the Executive shall not be entitled to any such increase unless approved by the Board of the Company and the Board shall have sole discretion as to whether to award such an increase.

5.2	In addition to the Executive’s fixed annual salary, the Company may pay to the Executive a bonus from time to time of such amount as the Company shall in its sole discretion determine. The

Executive shall be eligible to be considered for payment of a discretionary bonus of up to 40% of salary, based on the Company’s assessment of both the Executive’s personal performance and the performance of the Company and Group Companies, provided that the Executive shall not be entitled to be considered for a discretionary bonus unless approved by the Board of the Company and the Board shall have sole discretion as to whether to award such a bonus. For the avoidance of doubt, this Subclause 5.2 shall supersede existing arrangements in relation to the Executive Directors Bonus Plan 2005. The Remuneration Committee resolution dated 18 March 2005 relating to Executive Bonus arrangements in respect of the Executive shall continue to apply subject to a 30% cap in relation to basic salary. The Executive will be eligible for consideration for an additional discretionary bonus of up to 10% of basic salary at the discretion of the Cardtronics Board of Directors’ Compensation Committee, based on the performance of the Company and of the Executive.

5.3	The Executive shall not be entitled to any fees in respect of any directorship of the Company or any Group Company and to give effect to this Clause the Executive shall forthwith pay to the Company or procure that the Company is paid all such fees received.

6.	CAR ALLOWANCE

During the Term, the Company shall provide the Executive with a car allowance of £12,000 per annum subject to tax and National Insurance which shall be payable by equal monthly instalments on or before the last day of each calendar month.

7.	PENSION AND OTHER BENEFITS

7.1	The Company shall pay an annual contribution (in equal monthly instalments) of 10% of the Executive’s basic annual salary payable from time to time under Clause 5.1 (which for the avoidance of doubt excludes any bonus payable under Clause 5.2) into a personal pension scheme to be nominated by the Executive. Such contributions shall be subject to the rules of such scheme and any Inland Revenue limits from time to time in force.

7.2	A contracting-out certificate under the Pension Schemes Act 1993 is not in force for the Executive’s employment.

7.3	During the Term, the Company shall pay in respect of the Executive, his spouse and dependent children premiums to a private medical insurance scheme with a level of benefits comparable to those provided as at the date of this Agreement.

7.4	During the Term, the Company shall pay premiums to a life assurance scheme selected by the Company and approved by the Inland Revenue for the Executive save that the Company shall not be bound to pay such premiums to the extent that, and so long as, in the reasonable opinion of the Company from time to time, life assurance at the requisite levels cannot reasonably be obtained for the Executive at normal rates of premium for the Executive’s age and sex. The Company shall be entitled at any time to cease paying premiums to such life assurance scheme provided that it pays premiums to a replacement life assurance scheme intended to provide benefits which taken overall are broadly comparable with those of the original life assurance scheme.

7.5	During the Term, the Company shall pay premiums in respect of the Executive into a Directors and Officers Liability Assurance Policy on such terms and at such level as shall be determined by the Company in its absolute discretion from time to time.

7.6	Any benefits and/or cover available under Clauses 7.3, 7.4 and 7.5 above are/is subject to the rules of the relevant scheme from time to time in force, which are available on request from the Company, and to the approval of the relevant insurer.

8.	HOLIDAYS

8.1	The Executive shall, subject to this Clause 8, be entitled (in addition to the usual public and bank holidays in England and Wales) to 25 days’ holiday on full pay in every calendar year to be taken at such reasonable time or times as the Board shall approve provided that the Board may require the Executive to take his outstanding holiday entitlement in any calendar year during any notice period under Clause 2.3. The Executive may carry forward up to 5 days’ holiday from one calendar year to the following calendar year (provided that such carried forward holiday may only be taken in that following calendar year) but any other holiday not so used in a calendar year may not be carried forward and the Executive shall, subject to Clause 8.2, have no right to payment in lieu of any holiday not taken.

8.2	For the calendar year in which the Executive’s employment commences the Executive shall be entitled to his annual holiday entitlement calculated on a pro rata basis. Upon termination of the Executive’s employment the Executive shall either be entitled to salary in lieu of any outstanding pro rata holiday entitlement or be required to repay to the Company any salary received in respect of holiday taken in excess of his pro rata holiday entitlement, such payment to be calculated on the basis of l/260th of the fixed annual salary payable to the Executive pursuant to Clause 5.1 for each day of outstanding or excess holiday entitlement as appropriate.

8.3	If this Agreement is terminated under Clause 11.3, Clause 8.2 continues to apply save that the Executive will be entitled to the sum of £1 in lieu of holiday not taken at the Termination Date.

9.	INCAPACITY

9.1	The Executive shall from time to time at the request and expense of the Company submit to medical examinations and tests by a medical practitioner nominated by the Company to help determine his fitness for continued employment or in connection with any benefits provided in connection with his employment, the results of which shall, subject to the provisions of the Access to Medical Reports Act 1988 (as applicable), be disclosed to the Company.

9.2	If the Executive is absent from and unable to perform his duties as a result of his incapacity for a period of 7 days or more he will produce medical certificates to the Company in respect of his absence.

9.3	Subject to Clause 9.4, if the Executive shall be absent from and unable properly to perform his duties owing to his incapacity, the Executive shall be entitled to full salary and benefits excluding any bonus or commission for up to 16 weeks of such absence in any rolling period of 12 consecutive months. For the avoidance of doubt, such entitlement shall be limited to each rolling 12-month period. Payment (if any) in respect of any further period of absence shall be at the discretion of the Company.

9.4	The Executive’s entitlement under Clause 9.3 shall cease if at any time the Executive becomes eligible to receive benefits under any permanent health insurance scheme or any other such scheme in respect of which the Company or any Group Company pays or has paid premiums on behalf of the Executive, in which case the Company shall have no further obligation to the Executive under this Clause.

9.5	During any period of absence referred to in Clause 9.2, the Board shall be entitled at any time to appoint a further Executive Director or employee to perform the Executive’s duties and to exercise his powers. Following the conclusion of any such period of absence, such further Executive Director or employee shall only continue in that role for as long as is deemed necessary by the Board for the adequate handover of the Executive’s duties back to the Executive.

9.6	The Company shall pay the Executive all sums payable by way of statutory sick pay in accordance with the legislation in force at the time of absence and any remuneration paid under Clause 9.3 shall be deemed to be inclusive of statutory sick pay.

9.7	The Executive shall promptly inform the Company if his inability to perform his duties results from incapacity caused by a third party and for which compensation is or may be recoverable by or on behalf of the Executive. In that event, any payments made under Clause 9.3 shall be treated as being made to the Executive by way of loan and shall be recoverable by the Company. The Executive will keep the Board regularly informed of the progress of any action which he takes against such third party, provide such information as the Board may from time to time reasonably require and will immediately notify the Board in writing of any compromise, settlement, award or judgment in connection with the claim. At the Board’s request, the Executive will refund to the Company the lesser of the amount recovered by him and the aggregate cost of payments and benefits provided under Clause 9.3 in respect of such period of absence. Any such payment under this Clause shall be subject to the maximum aggregate sum permitted to be lent by the Company to the Executive under the restrictions contained in the Companies Act 1985 relating to loans made to directors.

10.	EXPENSES

The Executive shall be entitled to be reimbursed all reasonable out-of-pocket expenses (including hotel, travelling and entertainment expenses but excluding any car parking fines or road traffic offence fines) reasonably incurred by him in the proper performance of his duties, subject to the production of such receipts or other evidence as the Company may reasonably require and subject to the Company’s executive expense reimbursement policies adopted from time to time.

11.	TERMINATION

11.1	The Company shall at all times be entitled to terminate this Agreement pursuant to Clauses 2.2, 11.2, or 11.3 notwithstanding that such termination may prejudice the Executive’s eligibility for or entitlement to receive benefits under any permanent health insurance scheme or any other such scheme in respect of which the Company or any Group Company pays or has paid premiums for the Executive or to sick pay referred to in Clause 9.3.

11.2	The Company may, at its sole and absolute discretion, terminate the Executive’s employment forthwith at any time by serving a notice under this Clause stating that this Agreement is being terminated in accordance with this Clause 11.2 and undertaking to pay to the Executive within 14 days salary in lieu of any required period of notice or unexpired part thereof (subject to tax and National Insurance) together with any accrued holiday entitlement only in full and final settlement of his contractual claims, with deductions pursuant to Clause 8.2 where appropriate. For the avoidance of doubt, any such payment in lieu of notice shall not exceed 12 months. Where the Company terminates this Agreement in accordance with this Clause the terms of, inter alia, Clause 12, Clause 14 and Schedule 2 shall remain in full force and effect.

11.3	Notwithstanding the provisions of Clauses 11.1 and 11.2, the Company shall be entitled, by notifying the Executive in writing, to terminate this Agreement and the Executive’s employment forthwith without any payment by way of compensation, damages, payment in lieu of notice or otherwise if the Executive shall:
11.3.1	commit any act of serious misconduct;

11.3.2	commit any material or persistent breach of any of the terms or conditions of this Agreement, the Share Sale and Purchase Agreement or the Investors Agreement including any wilful neglect or refusal to carry out any of his duties or to comply with any reasonable instruction given to him by the Board provided that if any such breach or any such neglect or refusal is, in the reasonable opinion of the Board, capable of remedy then this Clause 11.3.2 shall have effect only if written notice of that breach is served by the Company on the Executive specifying that it is served under this Clause 11.3.2 and the Executive shall have failed to remedy such a breach within 30 days of the service of such notice;

11.3.3	have a bankruptcy order made against him or shall compound with or enter into any voluntary arrangements with his creditors;

11.3.4	be charged with or convicted of any criminal offence (other than an offence under road traffic legislation in the UK or elsewhere for which a penalty of imprisonment cannot be imposed);

11.3.5	be disqualified from holding office in the Company or any other company under the Insolvency Act 1986 or the Company Directors Disqualification Act 1986 or be disqualified or disbarred from membership of, or be subject to any serious disciplinary sanction by, any professional or other body, which undermines the confidence of the Board in the Executive’s continued employment with the Company;

11.3.6	act in any way which may in the reasonable opinion of the Board bring the Company or any Group Company into disrepute or discredit; or

11.3.7	except where this has been required by the Company pursuant to Clause 11.4.2 resign as a director of the Company, in which event, for the purposes of this Agreement, the Termination Date shall be the date of the written notice terminating the Executive’s employment.

11.4	The Executive shall resign from the Board and the boards of any Group Company of which he is a director:
11.4.1	immediately on death;

11.4.2	if at any time during the term the Executive is prevented from performing his duties whether through incapacity in excess of 3 consecutive months or because the Company has exercised its rights under Clause 3.4 and the Company requires the Executive to resign; and in any event

11.4.3	on the Termination Date.
11.5	The Executive shall, at the time of signing this Agreement, appoint the Company as his attorney by executing a Power of Attorney in the form set out in Schedule 1.

11.6	The exercise by the Company of its right of termination under Clause 11.3 shall be without prejudice to any other rights or remedies which the Company or any Group Company may have or be entitled to exercise against the Executive.

11.7	If the employment of the Executive under this Agreement shall be terminated for the purpose of reconstruction or amalgamation only whether by reason of the liquidation of the Company or otherwise and he shall be offered employment with any concern or undertaking resulting from this reconstruction or amalgamation on terms and conditions no less favourable than the terms of this Agreement (including for the avoidance of doubt his length of continuous employment) then the Executive shall have no claim against the Company in respect of the termination of his employment hereunder.

11.8	The Executive shall not at any time during any period when he is required to cease the performance of his duties under Clause 3.4 or after the Termination Date make any public statements in relation to the Company or any Group Company or any of their officers or employees. The Executive shall not after the Termination Date represent himself as being employed by or connected with the Company or any Group Company.

11.9	All property of the Company and any Group Company including all credit, charge and expense cards, books, notes, memoranda, correspondence, tapes, codes, keys, papers, drawings, designs, documents, records, computer discs, computer hardware, computer software and mobile telephones in the possession or control of the Executive are and remain the property of the Company or such Group Company and the Executive shall deliver all such items in his possession, custody or control immediately to the Company on the Termination Date, or earlier if requested by the Company.

12.	CONFIDENTIALITY

12.1	The Executive acknowledges that during the Term he shall in the performance of his duties become aware of trade secrets and other confidential information relating to the Company, the Group Companies, their businesses and its or their past, current or prospective clients or customers and their businesses.

12.2	Without prejudice to his general duties at common law in relation to such trade secrets and other confidential information, the Executive shall not during the Term or at any time thereafter disclose or communicate to any person or persons or make use of or copy (other than in the proper performance of his duties under this Agreement) and shall use his best endeavours to prevent any disclosure, communication or use by any other person of any such trade secrets or confidential information and all books, notes, memoranda, correspondence, papers, drawings, designs, documents, records, computer discs, computer hardware or computer software containing such trade secrets or confidential information except he shall be permitted to do so where disclosure is required by law or with the express written consent of the Board.

12.3	The provisions of this Clause shall cease to apply to information or knowledge which comes into the public domain otherwise than by reason of the default of the Executive.

12.4	For the avoidance of doubt, the Executive’s obligations in relation to confidential information gained during the course of the Executive’s employment under this Clause 12 relate to the Company and to any Group Company, even if a Group Company ceases to be a Group Company after the Executive has become aware of such confidential information, and such obligations shall survive the termination or expiry of this Agreement.

13.	PROTECTION OF BUSINESS INTERESTS

The Executive shall be bound by the provisions of Schedule 2.

14.	INTELLECTUAL PROPERTY RIGHTS

14.1	To the extent permitted by law, all intellectual property rights which arise during the period of the Executive’s employment by the Company and by virtue of his activities in the course of his employment shall belong to the Company absolutely. These shall include (without limitation) copyright, trade marks, patents and other rights in inventions, trade and business names, design rights and registered designs, rights in know-how and rights in databases and in each case whether registered or unregistered which may from time to time subsist in any part of the world and all applications for the grant of the foregoing.

14.2	The Executive further acknowledges that he has a special obligation to further the interests of the Company’s undertaking (for the purposes of Section 39(1)(b) of the Patents Act 1977) and agrees that patent rights which arise from an invention made in the course of the normal duties of the Executive or outside the course of those duties (as envisaged by Section 39(1)(a) of the said Act) shall belong to the Company absolutely.

14.3	The Executive shall, at the request and expense of the Company, forthwith execute such documents and do such things as may reasonably be required to obtain and enforce the Company’s interest in any intellectual property rights falling within the scope of Clause 14.1.

14.4	The Executive shall at the time of signing this Agreement appoint the Company as his attorney in the form set out in Schedule 1.

14.5	Where any intellectual property rights falling within the scope of Clause 14.1 have been created jointly by the Executive and any other person or persons, the Executive shall, without prejudice to his obligations under this Clause 14, use his best endeavours to procure that the other person or persons assign(s) to the Company his or their interest in such rights.

14.6	Without prejudice to his obligations under Clauses 11.9 or 14.1 of this Agreement, the Executive shall immediately on the Termination Date, or earlier if requested by the Company, deliver to the Secretary of the Company or such other person as the Board may nominate in writing all materials in his possession or in his control relating to any intellectual property rights belonging to the Company (including rights falling within the scope of Clause 14.1 which have not yet formally vested in the Company) which shall include (without limitation) all reports, studies, data, drawings, diagrams, charts, designs, records and computer software on whatever media together with all drafts and working papers relating to such materials.

15.	DISCIPLINARY AND GRIEVANCE PROCEDURE

15.1	Any disciplinary matters affecting the Executive will be dealt with by the Board and shall be in accordance with the relevant UK legislation in respect of disciplinary and grievance procedures in force from time to time. There are no specific disciplinary rules affecting the Executive. Should the Executive wish to appeal against any disciplinary decision he should submit his appeal in writing to the Board whose decision on such appeal shall be final.

15.2	If the Executive wishes to seek redress for any grievance relating to his employment he should first discuss the matter with the Board. Any grievance procedures shall be conducted in accordance with the relevant UK legislation in respect of disciplinary and grievance procedures in force from time to time. If the matter is not settled following discussion with the Board, the Executive should submit his grievance to the Board in writing.

15.3	In order to investigate a complaint against the Executive, the Company reserves the right to suspend the Executive on full pay with full entitlement to all other benefits and to exclude the Executive from any premises of the Company and any Group Company for so long as it deems necessary to carry out a proper investigation and to hold any appropriate disciplinary hearings.

16.	WORKING TIME

16.1	The Working Time Regulations 1998 provide that the average working time including overtime must not exceed 48 hours for each period of 7 days. The Executive agrees that this limit shall not apply to him. This agreement regarding the Working Time Regulations will remain in force indefinitely during the Executive’s employment with the Company but the Executive or the Company may terminate this agreement regarding the Regulations at any time by giving not less than three months’ written notice to the other. The Executive must supply to the Company on request information regarding the hours the Executive has worked (whether for the Company or, to the extent allowed by the Executive’s obligations to the Company, anyone else) to enable the Company to comply with its obligations under the Regulations.

16.2	Normal office hours are 9 a.m. to 5 p.m. Monday to Friday, but due to the particular needs of the Company, the Executive is required to work such hours as the needs of the business requires. This may include working in the evenings outside normal office hours, at weekends or on public holidays. No additional pay or time off will be permitted.

17.	EMPLOYEE INFORMATION

17.1	The Company and/or any Group Company processes employee information which is held for the purposes of staff administration (the Agreed Purposes).

17.2	Processing includes obtaining, holding, editing, destroying and disclosing employee information to any Group Company and/or any third parties (for example, insurers, pension scheme trustees, banks and other employers following a business transfer or merger) for the Agreed Purposes (Processing or Process).

17.3	The Company may transfer employee information to any Group Company and/or any third parties (for example, insurers, pension scheme trustees, banks and other employers following a business transfer or merger) located inside and outside the European Economic Area in order to Process employee information for the Agreed Purposes.

17.4	The Executive agrees to provide his employee information to the Company and consents to the Processing of employee information (either inside or outside the EEA) for the Agreed Purposes.

17.5	If the Executive’s circumstances change at any time he should inform the Company as soon as possible in order to ensure that all employee information remains accurate.

18.	NOTICES

Any notice to be given under this Agreement shall be in writing. Notices may be served by either party by personal service or by recorded delivery or by first-class post addressed to the other party or by leaving such notice at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address and any notice given shall be deemed to have been served at the time at which the notice was personally served or if sent by recorded delivery at the time of delivery as recorded or if sent by first-class post on the second working day after posting or in the case of being left as appropriate at the registered office or last known address, the date on which it was so left.

19.	DEDUCTIONS

19.1	The Executive shall pay to the Company any sums owing by him to the Company upon demand by the Company at any time (whether during the Term or thereafter).

19.2	For the purposes of the Act and otherwise, the Executive consents to the deduction from his wages or from any other sums owed to the Executive by the Company of any sums owing by him to the Company at any time.

19.3	This Clause is without prejudice to the rights of the Company to recover any sums or balance of sums owing by the Executive to the Company by legal proceedings.

20.	DISCLOSURES IN THE PUBLIC INTEREST

Nothing in this Agreement shall preclude the Executive from making a protected disclosure under the Act.

21.	GENERAL

21.1	The information in this Agreement constitutes a written statement of the terms of employment of the Executive in accordance with the provisions of the Act.

21.2	Except for the bonus agreement between Bank Machine Limited and the Executive of even date with this Agreement, this Agreement (including the Schedules to it) constitutes the entire and only legally binding agreement between the parties relating to the employment of the Executive by the Company or any Group Company and replaces any previous employment agreements or arrangements and for the avoidance of doubt, replaces the agreement dated 17 January 2003 between the Executive and Bank Machine (Holdings) Limited. No variation to this Agreement shall be effective unless made by the parties and evidenced in writing and signed by or on behalf of the parties and expressed to be such a variation.

21.3	This Agreement may be executed in one or more counterparts which, when taken together, shall be deemed to constitute the entire agreement.

21.4	No term in this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists or is available apart from that act.

21.5	Where, in connection with this Agreement, the Executive undertakes any obligation in respect of any Group Company, the Executive unconditionally and irrevocably acknowledges and agrees that the Company is entering into this Agreement and accepting the benefit of such obligations not only for itself but also as agent and trustee for such other Group Company.

21.6	No failure or delay by the Company in exercising any remedy, right, power or privilege under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or the exercise of any other remedy, right, power or privilege.

21.7	No waiver by the Company of any of the requirements of this Agreement or of any of its rights under this Agreement shall have effect unless given in writing and signed by the Board. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of that breach.

21.8	If any provision of this Agreement shall be, or become, void or unenforceable for any reason within any jurisdiction, this shall affect neither the validity of that provision within any other jurisdiction nor any of the remaining provisions of this Agreement.

21.9	This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of England.
AS WITNESS the hands of the parties hereto or their duly authorised representatives:

SCHEDULE 1
POWER OF ATTORNEY
BY THIS POWER OF ATTORNEY made on 17 May 2005, I, RON DELNEVO of 119 Pollards Hill South, London SW16 4LS in accordance with the terms of the service agreement (the Service Agreement) of even date between myself and BANK MACHINE LIMITED (the Company) APPOINT the Company to act as my attorney with authority and on my behalf (so that words and expressions defined in the Service Agreement shall have the same meanings herein):
(a)	on or after the Termination Date to do all such things and sign any documents as may be required under the constitution of the Company and each Group Company to make my resignation as a director of those companies effective; and

(b)	to sign or execute any and all agreements, instruments, deeds or other papers and to do all such things in my name as may be necessary or desirable to implement my obligations in connection with Clause 14 of the Service Agreement; and

(c)	after the expiry of 2 days from the Company having requested my resignation pursuant to Clause 11.4.2 of the Service Agreement to do all such things and sign any documents as may be required under the constitution of the Company and each Group Company to make my resignation as a director of those companies effective; and

(d)	in respect of any shares in the Company or any Group Company which are vested in me as a nominee of the Company or any Group Company, to sign or execute any and all instruments, deeds or other papers and to do all such things as may be necessary or desirable to transfer all such shares; and

(e)	to appoint any substitute attorney and to delegate to that substitute all or any powers conferred by this Power of Attorney.
I declare that this Power of Attorney, having been given by me to secure my obligations in connection with Clauses 11.4 and 14 of the Service Agreement, shall be irrevocable in accordance with Section 4 of the Powers of Attorney Act 1971.
IN WITNESS whereof this Power of Attorney has been duly executed.

EXECUTED as a DEED and	)
DELIVERED by	) /s/ Ron Delnevo
RON DELNEVO	)
in the presence of:	) /s/ Ylan Steiner, Solicitor

Witness’ name:
Address:
Occupation:

SCHEDULE 2
PROTECTION OF BUSINESS INTERESTS
1.	In this Schedule the following words and expressions shall have the following meanings:

Business	the business or businesses of the Company or any Group Company in or with which the Executive has been involved or concerned in the course of his employment at any time during the Relevant Period.

Directly or Indirectly	the Executive acting either alone or jointly with or on behalf of any other person, firm or company, whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise.

Key Personnel	the Chairman; the Finance Director, the Sales Director, and the Operations Director (in each case of the Company); and any other person who is at the Termination Date or was at any time during the Relevant Period employed or engaged as a consultant in the Business in an executive or senior managerial or senior sales capacity and in each case with whom the Executive has had dealings in the course of his employment other than in a minimal way at any time during the Relevant Period.

Prospective Customer	any person, firm or company who has been engaged in negotiations with the Company or any Group Company with a view to entering into a contract for purchasing or leasing of goods and/or services from the Company or any Group Company at any time during the Relevant Period in which negotiations the Executive has been personally concerned other than in a minimal way in the course of his employment.

Relevant Area	United Kingdom and the Republic of Ireland.

Relevant Customer	any person, firm or company who at any time during the Relevant Period was a customer of the Company or any Group Company, with whom or which the Executive directly dealt other than in a minimal way or for whom or which the Executive was responsible or in respect of whom the Executive was in possession of confidential information in the course of his employment at any time during the Relevant Period whether or not goods and/or services were provided during that period.

Relevant Goods and Services	any other goods and/or services which are (a) the same as or (b) similar to those supplied by the Company or any Group Company at any time during the Relevant Period, or those planned to be supplied by the Company or any Group Company at any time during the Restricted Period, in particular the provision of commercial and operational services for the ownership and/or outsourced management of Automated Teller Machines, and in the supply or planned supply of which the Executive was directly concerned other than in a minimal way in the course of his employment at any time during the Relevant Period.

Relevant Period	the period of 12 months immediately prior to the Termination Date or, where the Executive has not been provided with work pursuant to Clause 3.4 of this Agreement, the period of 12 months immediately prior to the start of any period during which the Executive has not been provided with work pursuant to Clause 3.4 of this Agreement.

Relevant Supplier	any person, firm or company who at any time during the Relevant Period was a supplier to the Company or any Group Company of any goods or services and with whom or which the Executive had direct dealings in the course of his employment other than in a minimal way at any time during the Relevant Period.

Restricted Period	the period of 12 months starting with the Termination Date less any period during which the Executive has not been provided with work pursuant to Clause 3.4 of this Agreement.

Termination Date	the date on which the employment of the Executive under this Agreement shall terminate.

2.	The Executive shall not without the prior written consent of the Board directly or indirectly at any time during the Restricted Period:
2.1	solicit away from the Company or any Group Company; or

2.2	endeavour to solicit away from the Company or any Group Company; or

2.3	employ or engage; or

2.4	endeavour to employ or engage,
any Key Personnel.
3.	The Executive shall not without the prior written consent of the Board directly or indirectly at any time within the Restricted Period:
3.1	solicit the custom of; or

3.2	deal with,
any Relevant Customer or Prospective Customer in respect of any Relevant Goods and Services; or
3.3	interfere; or

3.4	endeavour to interfere,
with either the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) by any Relevant Supplier or the relations between the Company and/or any Group Company and any Relevant Customer or any Prospective Customer.
4.	The Executive shall not without the prior written consent of the Board directly or indirectly at any time within the Restricted Period engage or be concerned or interested in any business which within the Relevant Area at any time during the period of 8 months starting with the Termination Date less any period during which the Executive has not been provided with work pursuant to Clause 3.4 of this Agreement (a) competes or (b) will compete or (c) is likely to compete with the Business provided that the Executive may hold (directly or through nominees) by way of bona fide personal investment any units of any authorised unit trust and up to 1% of the issued shares, debentures or securities of any class of any company whose shares are listed on a recognised investment exchange within the meaning of Section 285 of the Financial Services and Markets Act 2000 or dealt in the Alternative Investment Market.

5.	The Executive acknowledges that the provisions of this Schedule are fair, reasonable and necessary to protect the goodwill and interests of the Company and the Group Companies.

6.	The Executive acknowledges that the provisions of this Schedule including paragraphs shall constitute severable undertakings given for the benefit of the Company and each Group Company and may be enforced by the Company on behalf of any of them.

7.	If any of the restrictions or obligations contained in this Schedule is held to be invalid or unenforceable but would be valid or enforceable if part of the provision were deleted then such restrictions or obligations shall apply with such deletions as may be necessary to make them enforceable.

8.	The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this Schedule to the attention of any third party who may at any time before or after the termination of the Executive’s employment hereunder offer to employ or engage the Executive and for whom or with whom the Executive intends to work at any time during the Restricted Period.

SIGNED by	)
a Director duly authorised	)
for and on behalf of	) /s/ Anthony Horne
BANK MACHINE	)
LIMITED	)
SIGNED by RON DELNEVO	) /s/ Ron Delnevo
in the presence of:	) /s/ Ylan Steiner, Solicitor